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                                                                   EXHIBIT 10.14

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            PREMIER APPRAISALS, INC.
                                    ("Buyer")

                               MICHAEL ROBERTSON,
                                 JEREMY MCCARTY,
                               JOSEPH MATHEWS, and
                                  JAMES SULGER
                              ("Shareholders") and

                       KUSHNER & ROBERTSON, INC. ("KRI"),
                         dba Hacienda Property Valuation



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                                TABLE OF CONTENTS

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                                                                                 PAGE
SECTION 1. DEFINITIONS..............................................................1

SECTION 2.  SALE AND TRANSFER OF SHARES; CLOSING....................................7
2.1.     SHARES   ..................................................................7
2.2.     PURCHASE PRICE.............................................................8
2.3.     CLOSING  ..................................................................8
2.4.     CLOSING OBLIGATIONS........................................................8
2.5.     CONSIDERATION ADJUSTMENT...................................................9
2.6.     ADJUSTMENT PROCEDURE......................................................10
2.7.     BOARD OF DIRECTORS........................................................11

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.........................11
3.1.     ORGANIZATION AND GOOD STANDING............................................11
3.2.     AUTHORITY; NO CONFLICT....................................................12
3.3.     CAPITALIZATION............................................................13
3.4.     FINANCIAL STATEMENTS......................................................13
3.5.     BOOKS AND RECORDS.........................................................14
3.6.     TITLE TO PROPERTIES; ENCUMBRANCES.........................................14
3.7.     CONDITION AND SUFFICIENCY OF EQUIPMENT....................................14
3.8.     ACCOUNTS RECEIVABLE.......................................................14
3.9.     [Intentionally omitted]...................................................15
3.10.    NO UNDISCLOSED LIABILITIES................................................15
3.11.    TAXES    .................................................................15
3.12.    NO MATERIAL ADVERSE CHANGE................................................16
3.13.    EMPLOYEE BENEFITS.........................................................16
3.14.    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS...........22
3.15.    LEGAL PROCEEDINGS; ORDERS.................................................23
3.16.    ABSENCE OF CERTAIN CHANGES AND EVENTS.....................................25
3.17.    CONTRACTS; NO DEFAULTS....................................................26
3.18.    INSURANCE.................................................................28
3.19.    ENVIRONMENTAL MATTERS.....................................................28
3.20.    EMPLOYEES.................................................................28
3.21.    LABOR RELATIONS; COMPLIANCE...............................................29
3.22.    INTELLECTUAL PROPERTY.....................................................29

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
3.23.    DISCLOSURE................................................................31
3.24.    RELATIONSHIPS WITH RELATED PERSONS........................................32
3.25.    BROKERS OR FINDERS........................................................32
3.26.    INVESTMENT INTENT.........................................................32
3.27.    BANK ACCOUNTS.............................................................32
3.28.    CUSTOMERS.................................................................32
3.29.    IMPROPER AND OTHER PAYMENTS...............................................33

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.................................33
4.1.     CORPORATE STANDING........................................................33
4.2.     AUTHORITY; NO CONFLICT....................................................33
4.3.     CAPITALIZATION............................................................34
4.4.     FINANCIAL STATEMENTS......................................................34
4.5.     NO CONFLICT...............................................................35
4.6.     COMPLIANCE................................................................35
4.7.     SUBSIDIARIES..............................................................35
4.8.     CONSENTS .................................................................35
4.9.     INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES...............35
4.10.    TITLE TO PROPERTY AND ASSETS; LEASES......................................36
4.11.    LEGAL PROCEEDINGS.........................................................36
4.12.    ENVIRONMENTAL MATTERS.....................................................36
4.13.    LICENSES AND PERMITS; COMPLIANCE WITH LAWS................................36
4.14.    EMPLOYEE BENEFIT PLANS....................................................36
4.15.    LABOR RELATIONS...........................................................37
4.16.    INSURANCE.................................................................37
4.17.    TAX MATTERS...............................................................37
4.18.    PATENTS AND TRADEMARKS....................................................38
4.19.    RELATED-PARTY TRANSACTIONS................................................38
4.20.    SOFTWARE PRODUCTS.........................................................39
4.21.    [Intentionally Omitted]...................................................39
4.22.    MATERIAL FACTS............................................................39
4.23.    INVESTMENT INTENT.........................................................39
4.24.    CERTAIN PROCEEDINGS.......................................................39
4.25.    BROKERS OR FINDERS........................................................39

SECTION 5. COVENANTS OF SHAREHOLDERS PRIOR TO CLOSING DATE.........................39
5.1.     ACCESS AND INVESTIGATION..................................................39
5.2.     OPERATION OF THE BUSINESSES OF KRI........................................40
5.3.     NEGATIVE COVENANT.........................................................40
5.4.     REQUIRED APPROVALS........................................................40

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                                       ii

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
5.5.     NOTIFICATION..............................................................40
5.6.     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS................................41
5.7.     NO NEGOTIATION............................................................41
5.8.     BEST EFFORTS..............................................................41

SECTION 6. COVENANTS OF BUYER PRIOR TO CLOSING DATE................................41
6.1.     BEST EFFORTS..............................................................41

SECTION 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.....................41
7.1.     ACCURACY OF REPRESENTATIONS...............................................41
7.2.     SHAREHOLDERS' PERFORMANCE.................................................42
7.3.     CONSENTS .................................................................42
7.4.     ADDITIONAL DOCUMENTS......................................................42
7.5.     NO PROCEEDINGS............................................................42
7.6.     NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.......................42
7.7.     NO PROHIBITION............................................................43
7.8.     EQUITY FINANCING..........................................................43

SECTION 8. CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATION TO CLOSE...............43
8.1.     ACCURACY OF REPRESENTATIONS...............................................43
8.2.     BUYER'S PERFORMANCE.......................................................43
8.3.     CONSENTS .................................................................43
8.4.     ADDITIONAL DOCUMENTS......................................................43
8.5.     NO INJUNCTION.............................................................44

SECTION 9. TERMINATION.............................................................44
9.1.     TERMINATION EVENTS........................................................44
9.2.     EFFECT OF TERMINATION.....................................................44

SECTION 10. INDEMNIFICATION; REMEDIES..............................................45
10.1.    SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE..............45
10.2.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS....................45
10.3.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER...........................46
10.4.    LIMITATIONS ON INDEMNIFICATION............................................46
10.5.    PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.......................46
10.6.    PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS.............................47

SECTION 11. GENERAL PROVISIONS.....................................................47

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                                      iii

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
11.1.    EXPENSES; TERMINATION FEE.................................................47
11.2.    PUBLIC ANNOUNCEMENTS......................................................48
11.3.    CONFIDENTIALITY...........................................................48
11.4.    NOTICES  .................................................................48
11.5.    JURISDICTION; SERVICE OF PROCESS..........................................50
11.6.    FURTHER ASSURANCES........................................................50
11.7.    WAIVER   .................................................................50
11.8.    ENTIRE AGREEMENT AND MODIFICATION.........................................50
11.9.    DISCLOSURE LETTER.........................................................51
11.10.   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS........................51
11.11.   SEVERABILITY..............................................................51
11.12.   SECTION HEADINGS, CONSTRUCTION............................................51
11.13.   TIME OF ESSENCE...........................................................51
11.14.   GOVERNING LAW.............................................................51
11.15.   COUNTERPARTS..............................................................52

SECTION 12.  NON-COMPETITION.......................................................52
12.1.    NON-COMPETITION AGREEMENT.................................................52
12.2.    SPECIFIC PERFORMANCE......................................................53
12.3.    SEVERABILITY..............................................................53
12.4.    NO LIMITATION OF OTHER PROVISIONS.........................................53

SECTION 13.  MISCELLANEOUS SHAREHOLDERS' PROVISIONS................................53
13.1.    E&O TAIL COVERAGE.........................................................53
13.2.    INDEMNITY FOR PERSONAL LIABILITY ON OFFICE LEASES.........................53


Exhibits

2.4(a)(ii)   Shareholders' Releases
2.4(a)(iii)  Employment Agreements

2.4(a)(iv)   Employee Agreement Regarding Property Rights, Non-Solicitation and
             Confidentiality

2.4(a)(vii)  Amended and Restated Premier Appraisals Shareholders' Agreement
2.4(b)       Custodial Agreement
7.4(a)       Strategic Law Partners Opinion
8.4(a)       Wyatt, Tarrant & Combs Opinion

                                       iv

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                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of June 18, 1998, by and among (i) PREMIER APPRAISALS, INC., a Georgia corporation ("Buyer"), (ii) MICHAEL ROBERTSON, JEREMY MCCARTY, JOSEPH MATHEWS and JAMES SULGER (collectively the "Shareholders") and (iii) KUSHNER & ROBERTSON, INC., a California corporation ("KRI").

                                    RECITALS

                  Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of KRI, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

                  In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                             SECTION 1. DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Accountants" -- as defined in Section 2.6(a).

                  "Applicable Contract" -- any Contract (a) under which KRI has or may acquire any rights, (b) under which KRI has or may become subject to any obligation or liability, or (c) by which KRI or any of the assets owned or used by it is or may become bound, excluding any lease or sublease of real property.

                  "Balance Sheet" -- as defined in Section 3.4.

                  "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                  "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                  "Buyer" -- as defined in the first paragraph of this Agreement.

                  "Buyer's Closing Documents" -- as defined in Section 4.2(a).

                  "Cash Consideration" -- as defined in Section 2.2.

                  "Cash Consideration Adjustment" -- as defined in Section
2.5(a).

                  "Closing" -- as defined in Section 2.3.

                  "Closing Date" -- the date and time as of which the Closing actually takes place.

                  "Computer Software" -- as defined in Section 4.20.

                  "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                  a. the execution, delivery, and performance of the Employment Agreements, the Nondisclosure Agreements, the Premier Appraisals, Inc. Amended and Restated Sharehold ers' Agreement, the Custodial Agreement and the Shareholders' Releases; and

                  b. the performance by Buyer and Shareholders of their respective covenants and obligations under this Agreement.

                  "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "Copyright(s)" -- as defined in Section 3.22(a)(iii).

                  "Damages" -- as defined in Section 10.2.

                  "Disclosure Letter" -- the disclosure letter delivered by Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

                  "Employment Agreements" -- as defined in Section 2.4(a)(iii).

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                  "Encumbrance" -- any charge, claim, community property
interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "Environmental Laws" -- any Legal Requirement that relates to the environment or occupational health and safety:

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                  "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "Governmental Body" -- any:

                  a. nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  b. federal, state, local, municipal, foreign, or other government;

                  c. governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  d. multi-national organization or body; or

                  e. body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "Indemnified Persons" -- as defined in Section 10.2.

                  "Intellectual Property Assets" -- as defined in Section
3.22(a).

                  "Interim Balance Sheet" -- as defined in Section 3.4.

                  "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                                       3

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                  "IRS" -- the United States Internal Revenue Service or any
successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "June 14, 1998 Balance Sheet" -- as defined in Section 2.6(a).

                  "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  a. such individual is actually aware of such fact or other matter; or

                  b. a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  "KRI" -- as defined in the first paragraph of this Agreement.

                  "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  "Marks" -- as defined in Section 3.22(a)(i).

                  "1998 Financial Statements" -- as defined in Section 2.6(b).

                  "Nondisclosure Agreements" -- as defined in Section
2.4(a)(iv).

                  "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmen tal Body or by any arbitrator.

                  "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  a. such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                                       4

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                  b. such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  c. such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; and (b) any amendment to any of the foregoing.

                  "Patent(s)" -- as defined in Section 3.22(a)(ii).

                  "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "Pre-Tax Financial Income" -- earnings before taxes as calculated in accordance with GAAP.

                  "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "Proprietary Rights Agreement" -- shall have the meaning set forth in Section 3.20(b).

                  "Related Person" -- with respect to a particular individual:

                  a. each other member of such individual's Family;

                  b. any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  c. any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  d. any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                                       5

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                  a. any Person that directly or indirectly controls, is
         directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  b. any Person that holds a Material Interest in such specified Person;

                  c. each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  d. any Person in which such specified Person holds a Material Interest;

                  e. any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  f. any Related Person of any individual described in clause
         (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

                  "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Section"--as defined in Section 11.12.

                  "Shareholders" -- as defined in the first paragraph of this Agreement.

                  "Shareholders' Agreement" -- as defined in Section
2.4(a)(vii).

                  "Shareholders' Closing Documents" -- as defined in Section 3.2(a).

                  "Shareholders' Releases" -- as defined in Section 2.4(a)(ii).

                  "Shares" -- as defined in the recitals of this Agreement.

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                  "Stock Consideration" -- as defined in Section 2.2.

                  "Stock Consideration Adjustment"--as defined in Section
2.5(b).

                  "Custodial Agreement" -- as defined in Section 2.4(b).

                  "Stockholders' Equity" -- the residual interest in the assets of a company that remains after deducting its liabilities, in accordance with GAAP.

                  "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the KRI.

                  "Taxes" -- all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Body, and such term shall include any interest, penalties or additions to tax attributable thereto.

                  "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "Tax Statute of Limitations Date" -- the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof.

                  "Tax Warranty" -- a representation or warranty in Section 3.11 or 3.13.

                  "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  "Title and Authorization Warranty" -- a representation or warranty in Sections 3.1, 3.2, 3.3, 3.6, 4.1 and 4.2.

                  "Trade Secret(s)" -- as defined in Section 3.22(a)(v).

         SECTION 2. SALE AND TRANSFER OF SHARES; CLOSING

         2.1. SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Shareholders will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Shareholders.

         2.2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares shall be: (i) Three Million Dollars ($3,000,000) payable in cash (the "Cash Consideration"); provided that such Cash Consideration shall be subject to adjustment as set forth in Section 2.5(a) below; and (ii) 750,000 shares of the common stock of Buyer (the "Stock Consideration"); provided that the amount of such Stock Consideration shall be subject to adjustment as set forth in Section 2.5(b) below.

         2.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Wyatt, Tarrant & Combs in Louisville, Kentucky, at 10:00 a.m. (local time) on June 18, 1998 or at such other time and place as the parties may agree. Subject to the provisions of
Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4. CLOSING OBLIGATIONS. At the Closing:

              2.4.(a) Shareholders will deliver to Buyer:

                  2.4.(a)(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                  2.4.(a)(ii) releases in the form of Exhibit 2.4(a)(ii) executed by Shareholders (collectively, "Shareholders' Releases");

                  2.4.(a)(iii) employment agreements in the form of Exhibit 2.4(a)(iii), executed by the applicable Shareholders (collectively, "Employment Agreements");

                  2.4.(a)(iv) employee agreement regarding property rights, non-solicitation and confidentiality in the form of Exhibit 2.4(a)(iv), executed by employees of KRI specified by Buyer (collectively, the "Nondisclosure Agreements");

                  2.4.(a)(v) resignations of all of the directors and officers of KRI effective as of the Closing;

                  2.4.(a)(vi) a certificate executed by Shareholders representing and warranting to Buyer that each of Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                  2.4.(a)(vii) the Premier Appraisals, Inc. Amended and Restated Shareholders' Agreement, executed by the Shareholders substantially in the form attached hereto as Exhibit 2.4(a)(vii) (the "Shareholders' Agreement).

              2.4.(b) Buyer and Shareholders will enter into a Custodial Agreement substantially in the form of Exhibit 2.4(b) attached hereto (the "Custodial Agreement") to secure Shareholders' obligations with respect to the consideration adjustment under Section 2.5(b) together with the appropriate stock certificates representing the Shares and stock powers duly executed in blank.

              2.4.(c) Buyer will deliver to Shareholders:

                  2.4.(c)(i) Three Million Dollars ($3,000,000) by wire transfer to accounts specified by Shareholders;

                  2.4.(c)(ii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                  2.4.(c)(iii) the Nondisclosure Agreements, executed by KRI;

                  2.4.(c)(iv) the Employment Agreements, executed by KRI; and

                  2.4.(c)(v) the Shareholders' Agreement, executed by Buyer.

         2.5. CONSIDERATION ADJUSTMENT.

              2.5.(a) The Cash Consideration is based upon KRI having, as of June 14, 1998, $165,033 in cash on hand and total Stockholders' Equity of $971,186. The Cash Consideration shall be adjusted as follows: (i) if, as set forth on the June 14, 1998 Balance Sheet, (i) KRI's cash on hand is less than $165,033, the Cash Consideration shall be decreased on a dollar for dollar basis by the amount that the cash on hand set forth on the June 14, 1998 Balance Sheet is less than $165,033; (ii) if on the June 14, 1998 Balance Sheet, KRI's cash on hand exceeds $165,033, the Cash Consid eration shall be increased by 50% of the amount that the cash on hand set forth on the June 14, 1998 Balance Sheet is in excess of

$165,033; (iii) in addition to the foregoing, if, on the June 14, 1998 Balance Sheet, KRI's Stockholders' Equity is less than $971,186, the Cash Consideration shall be decreased on a dollar for dollar basis by the amount the Stockholders' Equity indicated on the June 14, 1998 Balance Sheet is less than $971,186 (the "Cash Consideration Adjustment").

              2.5.(b) The Stock Consideration is based upon KRI's Pre-Tax Financial Income in calendar year 1998 being at least One Million Dollars ($1,000,000). As soon as practical after December 31, 1998, KRI's certified public accountants shall prepare the 1998 Financial Statements (as defined below) in accordance with GAAP and determine KRI's Pre-Tax Financial Income for calendar year 1998; provided, however, that an amount equal to $83,000 shall be added to such 1998 Pre-Tax Financial Income for purposes of determining any adjustment to the Stock Consideration in accordance with this Section 2.5(b). The Stock Consideration shall be adjusted as follows: (i) if as set forth on the 1998 Financial Statements, the 1998 Pre-Tax Financial Income of KRI is equal to or less than $250,000, the Stock Consideration shall be reduced to zero (0) shares of Buyer's common stock; (ii) if, as set forth on the 1998 Financial Statements, the 1998 Pre-Tax Financial Income of KRI is in excess of $250,000 the Stock Consideration shall be equal to one share of Buyer common stock for each dollar the Pre-Tax Financial Income of KRI exceeds $250,000, up to a limit of 750,000 shares of the common stock of Buyer (the "Stock Consideration Adjustment"). For example, if the Pre-Tax Financial Income of KRI in 1998 is $800,000, the Stock Consideration, as adjusted, would be 550,000 shares of the common stock of Buyer.

         2.6. ADJUSTMENT PROCEDURE.

              2.6.(a) Within thirty (30) days after the Closing, Buyer will cause KRI's certified public accountants to prepare a balance sheet ("June 14, 1998 Balance Sheet") of KRI as of June 14, 1998, including a computation of Stockholders' Equity and cash on hand as of June 14, 1998. Buyer shall deliver to Shareholders the June 14, 1998 Balance Sheet within such thirty (30) day period. If, within thirty (30) days following delivery of the June 14, 1998 Balance Sheet, Shareholders have not given Buyer notice of any objection to the June 14, 1998 Balance Sheet, then the Stockholders' Equity and cash on hand reflected in the June 14, 1998 Balance Sheet will be used in computing the Cash Consideration Adjustment, if any. If Shareholders give such notice of objection, then the issues in dispute will be submitted to Arthur Andersen & Co., certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and
(iii) Buyer and Shareholders will each bear 50% of the fees of the Accountants for such determination. On the tenth business day following the final determination of the Cash Consideration Adjustment, if the total Cash Consideration should be greater than $3,000,000 in accordance with Section 2.5 as determined by the Accountants, Buyer will pay the difference to Shareholders, and if the total Cash Consideration should be less than $3,000,000 in accordance with Section 2.5 as determined by the Accountants, Shareholders will pay the difference to Buyer. Payments must be made in immediately available funds. Payments to Shareholders must be made in the manner specified in Section 2.4(c)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify. Notwithstanding the foregoing, the June 14, 1998 Balance Sheet and the Cash Consider ation Adjustment, if any, shall be further subject to year end adjustments based on the 1998 Financial Statements. If there are any such year end adjustments affecting the June 14, 1998 Balance Sheet and Cash Consideration Adjustment, if any, and the parties are not in agreement on the amount of the adjustment to the Cash Considerations Adjustment, if any, then such dispute shall be submitted to the Accountants for binding and conclusive resolution as contemplated by Section 2.6(b).

              2.6.(b) As soon as practical after December 31, 1998, but in no event later than April 1, 1999 Buyer shall cause KRI's certified public accountants to prepare annual audited financial statements for KRI (the "1998 Financial Statements"). As soon as the 1998 Financial Statements are completed, Buyer will deliver copies to each of Shareholders. If within thirty (30) days following delivery of the 1998 Financial Statements, Shareholders have not given Buyer notice of any objection to the 1998 Financial Statements (such notice must contain a statement of the basis of Shareholders' objection), then the Pre-Tax Financial Income reflected in the 1998 Financial Statements will be used in computing the Stock Consideration Adjustment pursuant to the formula set forth in Section 2.5(b) above. If Shareholders give such notice of objection, then the issues in dispute will be submitted to the Accountants, for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Shareholders will each bear 50% of the fees of the Accountants for such determination. On the tenth business day following the final determination of the amount of the Stock Consideration adjustment, Buyer shall deliver the appropriate number of shares of the common stock of Buyer held by it under the terms of the Custodial Agreement to the Shareholders, and any remaining shares shall be returned to Buyer and thereby become authorized but unissued shares of common stock of Buyer.

         2.7. BOARD OF DIRECTORS. For the period beginning as of the Closing Date and ending on the earlier of (i) the two (2) year anniversary of the Closing Date or (ii) the date of an initial public offering of the capital stock of Buyer and for so long as Michael Robertson remains a full time employee of Buyer or a Subsidiary of Buyer and owns at least 80% of the shares of common stock of Buyer received in the transactions contemplated by this Agreement, as adjusted, Michael Robertson may designate two (2) individual Persons to serve on Buyer's board of directors and the Buyer shall use its Best Efforts to cause such directors to be elected or approved and to serve as directors of Buyer during such period. Thereafter, and for so long as Michael Robertson remains a full time employee of Buyer or a

Subsidiary of Buyer and he owns at least 80% of the shares of common stock of Buyer received in the transactions contemplated by this Agreement, as adjusted, Michael Robertson may designate one (1) individual Person to serve on the Buyer's board of direc tors and Buyer shall use its Best Efforts to cause such Person to be elected or appointed and to serve in such capacity during such period.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders and KRI, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 3 are correct and complete:

         3.1. ORGANIZATION AND GOOD STANDING.

              3.1.(a) The Disclosure Letter contains a complete and accurate list for KRI of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). KRI is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The ownership or use of the properties owned or used by KRI, or the nature of the activities conducted by it, do not require qualification in any jurisdiction other than its jurisdiction of incorporation.

              3.1.(b) Shareholders have delivered to Buyer copies of the Organizational Documents of KRI, as currently in effect.

         3.2. AUTHORITY; NO CONFLICT.

              3.2.(a) This Agreement constitutes the legal, valid, and binding obligation of Shareholders, enforceable against Shareholders in accordance with its terms. Upon the execution and delivery by Shareholders of this Agreement, the Employment Agreements, the Shareholders' Releases, the Shareholders' Agreement, and the Custodial Agreement (collectively, the "Sharehold ers' Closing Documents"), the Shareholders' Closing Documents will constitute the legal, valid, and binding obligations of Shareholders, enforceable against Shareholders in accordance with their respective terms. Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholders' Closing Documents and to perform their obligations under this Agreement and the Shareholders' Closing Documents.

              3.2.(b) Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  3.2.(b)(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of KRI, or (B) any resolution adopted by the board of directors or the stockholders of KRI;

                  3.2.(b)(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transac tions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which KRI or any Shareholder, or any of the assets owned or used by KRI, may be subject;

                  3.2.(b)(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by KRI or that otherwise relates to the business of, or any of the assets owned or used by, KRI;

                  3.2.(b)(iv) cause Buyer or KRI to become subject to, or to become liable for the payment of, any Tax;

         3.2.(c) [intentionally omitted]

                  3.2.(c)(i) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  3.2.(c)(ii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by KRI.

              Except as set forth in the Disclosure Letter, none of Shareholders nor KRI is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3. CAPITALIZATION. The authorized equity securities of KRI consist of 2,000,000 shares of common stock, without par value per share, of which 1,000,000 shares are issued and outstanding and constitute the Shares. Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Michael Robertson owns 500,000 of the Shares, Jeremy McCarty owns 316,667 of the Shares, Joseph Mathews owns 100,000 of the Shares and James Sulger owns 83,333 of the Shares. Except as set forth in the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of KRI. All of the outstanding equity securities of KRI have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Disclosure Letter and other than this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of KRI. None of the outstanding equity securities or other securities of KRI was issued in violation of the

Securities Act or any other Legal Requirement. KRI does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4. FINANCIAL STATEMENTS. Shareholders have delivered to Buyer: (a) balance sheets of KRI as at December 31 in each of the years 1995 through 1996, and the related statements of income, changes in Stockholders' Equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Virginia Smith, CPA, independent certified public accountant, (b) a balance sheet of KRI as at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in Stockholders' Equity, and cash flow for the fiscal year then ended, together with the report thereon of Virginia Smith, CPA, independent certified public accountant, and (c) balance sheet of KRI as at May 31, 1998 (the "Interim Balance Sheet") and the related statements of income, changes in Stockholders' Equity, and cash flow for the five (5) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in Stockholders' Equity, and cash flow of KRI as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than KRI are required by GAAP to be included in the financial statements of KRI.

         3.5. BOOKS AND RECORDS. The originals or complete and correct copies of the books of account, minute books, stock record books, and other records of KRI have been delivered to Buyer. At the Closing, all of those books and records will be in the possession of KRI.

         3.6. TITLE TO PROPERTIES; ENCUMBRANCES. The Disclosure Letter contains a complete and accurate list of all real property leaseholds owned by KRI. KRI does not now and never has owned any real property. Shareholders have delivered to Buyer correct and complete copies of all leases by which KRI acquired such leasehold interests, including any amendments or addenda thereto and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Shareholders or KRI, if any, and relating to such leasehold interests. KRI has good and valid leasehold title in all real property (including all buildings, improvements and fixtures thereon) used in the operation of KRI's business. Except for the liens (if any) set forth in the Disclosure Letter, there are no liens on any leasehold interest of KRI. All real property leases are valid and binding on the parties thereto or there exists no default thereunder by any party thereto.

         3.7. CONDITION AND SUFFICIENCY OF EQUIPMENT. The Disclosure Letter provides a complete listing of the material equipment of KRI. The equipment of KRI is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of KRI is sufficient for the conduct of KRI's business immediately after the Closing in substantially the same manner as conducted prior to the Closing. All computer hardware and software and related materials used by KRI in its business (herein collectively referred to as the "Computer System") are in good working order and condition, KRI has not experienced any significant defects in design, workmanship or material of the Computer System, and the Computer System has the performance capabilities, characteristics and functions necessary to conduct the business and operations of KRI. To the knowledge of Shareholders and KRI, the Computer System is capable of processing, providing and/or receiving date data within and between the twentieth and the twenty-first centuries. The use of the Computer System by KRI (including any software modifications) (i) has not violated or infringed upon the rights of any third parties and (ii) has not resulted in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to KRI, warranties available to KRI or rights of KRI thereunder.

         3.8. ACCOUNTS RECEIVABLE. All accounts receivable of KRI that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of KRI as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of KRI as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off or discount, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9. [Intentionally omitted]

         3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in the Disclosure Letter, KRI has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11. TAXES.

              3.11.(a) KRI has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to KRI, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Shareholders have delivered to Buyer copies of, and attached to the Disclosure Letter are all such Tax Returns filed since December 31, 1995. KRI has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Shareholders or KRI, except such Taxes, if any, as are listed in the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

              3.11.(b) The United States federal and state income Tax Returns of KRI subject to such Taxes have never been audited by the IRS or relevant state tax authorities. No Shareholder or KRI has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of KRI or for which KRI may be liable.

              3.11.(c) The charges, accruals, and reserves with respect to Taxes on the respective books of KRI are adequate (determined in accordance with GAAP) and are at least equal to KRI's liability for Taxes. There exists no proposed tax assessment against KRI except as disclosed in the Balance Sheet or in the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by KRI. All Taxes that KRI is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

              3.11.(d) All Tax Returns filed by (or that include on a consolidated basis) KRI are true, correct, and complete. There is no tax sharing agreement that will require any payment by KRI after the date of this Agreement.

         3.12. NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of KRI, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13. EMPLOYEE BENEFITS.

              3.13.(a) As used in this Section 3.13, the following terms have the meanings set forth below.

                  "KRI Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by KRI or an ERISA Affiliate of KRI.

                  "KRI Plan" means all Plans of which KRI or an ERISA Affiliate of KRI is or was a Plan Sponsor, or to which KRI or an ERISA Affiliate of KRI otherwise contributes or has contributed, or in which KRI or an ERISA Affiliate of KRI otherwise participates or has participated. All references to Plans are to KRI Plans unless the context requires otherwise.

                  "KRI VEBA" means a VEBA whose members include employees of KRI or any ERISA Affiliate of KRI.

                  "ERISA Affiliate" means, with respect to KRI, any other person that, together with KRI, would be treated as a single employer under IRC Section 414.

                  "Multi-Employer Plan" has the meaning given in ERISA Section 3(37)(A).

                  "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Section 132 of the Code.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

                  "Plan" has the meaning given in ERISA Section 3(3).

                  "Plan Sponsor" has the meaning given in ERISA Section
3(16)(B).

                  "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

                  "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

                  "VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

                  "Welfare Plan" has the meaning given in ERISA Section 3(1).

              3.13.(b) 3.13.(b)(i) The Disclosure Letter contains a complete and accurate list of all KRI Plans, KRI Other Benefit Obligations, and KRI VEBAs, and identifies as such all KRI Plans that are (A) defined benefit Pension Plans,
(B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                  3.13.(b)(ii) The Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of KRI, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                  3.13.(b)(iii) The Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of KRI and KRI's other ERISA Affiliates, calculated according to information made available pursuant to ERISA
         Section 4221(e).

                  3.13.(b)(iv) The Disclosure Letter sets forth a calculation of the liability of KRI for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether KRI is required by this Statement to disclose such information.

                  3.13.(b)(v) The Disclosure Letter sets forth the financial cost of all obligations owed under any KRI Plan or KRI Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

              3.13.(c) Shareholders have delivered to Buyer, or will deliver to Buyer within ten (10) days of the date of this Agreement:

                  3.13.(c)(i) all documents that set forth the terms of each KRI Plan, KRI Other Benefit Obligation, or KRI VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of KRI Plans for which Shareholders or KRI are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding KRI Plans, KRI Other Benefit Obligations, and KRI VEBAs for which a plan description or summary plan description is not required;

                  3.13.(c)(ii) all personnel, payroll, and employment manuals and policies;

                  3.13.(c)(iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by KRI and the ERISA Affiliates of KRI, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                  3.13.(c)(iv) a written description of any KRI Plan or KRI Other Benefit Obligation that is not otherwise in writing;

                  3.13.(c)(v) all registration statements filed with respect to any KRI Plan;

                  3.13.(c)(vi) all insurance policies purchased by or to provide benefits under any KRI Plan;

                  3.13.(c)(vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any KRI Plan, KRI Other Benefit Obligation, or KRI VEBA;

                  3.13.(c)(viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any KRI Plan, KRI Other Benefit Obligation, or KRI VEBA;

                  3.13.(c)(ix) all notifications to employees of their rights under ERISA SECTION 601 et seq. and IRC Section 4980B;

                  3.13.(c)(x) the Form 5500 filed in each of the most recent three (3) plan years with respect to each KRI Plan, including all schedules thereto and the opinions of indepen dent accountants;

                  3.13.(c)(xi) all notices that were given by KRI or any ERISA Affiliate of KRI or any KRI Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                  3.13.(c)(xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to KRI, any ERISA Affiliate of KRI, or any KRI Plan within the four years preceding the date of this Agreement;

                  3.13.(c)(xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of KRI that is a Qualified Plan; and

                      3.13.(c)(xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three (3) most recent plan years.

              3.13.(d) Except as set forth in the Disclosure Letter:

                  3.13.(d)(i) KRI has performed all of its respective obligations under all KRI Plans, KRI Other Benefit Obligations, and KRI VEBAs. KRI has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                  3.13.(d)(ii) No statement, either written or oral, has been made by KRI to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to KRI or to Buyer.

                  3.13.(d)(iii) KRI, with respect to all KRI Plans, KRI Other Benefits Obligations, and KRI VEBAs, is, and each KRI Plan, KRI Other Benefit Obligation, and KRI VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                       3.13.(d)(iii).1 No transaction prohibited by ERISA
                  Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any KRI Plan.

                       3.13.(d)(iii).2 No Shareholder or KRI has any liability
                  to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                       3.13.(d)(iii).3 No Shareholder or KRI has any liability
                  to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

                       3.13.(d)(iii).4 All filings required by ERISA and the IRC
                  as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                       3.13.(d)(iii).5 All contributions and payments made or
                  accrued with respect to all KRI Plans, KRI Other Benefit Obligations, and KRI VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any KRI Plan or KRI VEBA, is subject to tax as unrelated business taxable income.

                  3.13.(d)(iv) Each KRI Plan can be terminated within thirty
         (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                  3.13.(d)(v) Since January 1, 1997, there has been no establishment or amendment of any KRI Plan, KRI VEBA, or KRI Other Benefit Obligation.

                  3.13.(d)(vi) No event has occurred or circumstance exists that would reasonably be expected to result in a material increase in premium costs of KRI Plans and KRI Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  3.13.(d)(vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any KRI Plan, KRI Other Benefit Obligation, or KRI VEBA is pending or, to Shareholders' Knowledge, is Threatened.

                  3.13.(d)(viii) [intentionally omitted]

                  3.13.(d)(ix) Each Qualified Plan of KRI is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a).

         Each KRI VEBA is exempt from federal income tax. No event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  3.13.(d)(x) KRI and each ERISA Affiliate of KRI has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

                  3.13.(d)(xi) No KRI Plan is subject to Title IV of ERISA.

                  3.13.(d)(xii) KRI has paid all amounts due to the PBGC pursuant to ERISA Section 4007.

                  3.13.(d)(xiii) Neither KRI nor any ERISA Affiliate of KRI has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Shareholders to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

                  3.13.(d)(xiv) Neither KRI nor any ERISA Affiliate of KRI has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any KRI Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any KRI Plan.

                  3.13.(d)(xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

                  3.13.(d)(xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any KRI Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                  3.13.(d)(xvii) The actuarial report for each Pension Plan of KRI and each ERISA Affiliate of KRI fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                  3.13.(d)(xviii) Since the last valuation date for each Pension Plan of KRI and each ERISA Affiliate of KRI, no event has occurred or circumstance exists that would reasonably be expected to increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section
         4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                  3.13.(d)(xix) No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

                  3.13.(d)(xx) No Shareholder or KRI has Knowledge of any facts or circumstanc es that may give rise to any liability of any Shareholder, KRI, or Buyer to the PBGC under Title IV of ERISA.

                  3.13.(d)(xxi) Neither KRI nor any ERISA Affiliate of KRI has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                  3.13.(d)(xxii) Neither KRI nor any ERISA Affiliate of KRI has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either KRI or Buyer to a Multi-Employer Plan.

                  3.13.(d)(xxiii) Neither KRI nor any ERISA Affiliate of KRI has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                      3.13.(d)(xxiv) No Multi-Employer Plan to which KRI or any ERISA Affiliate of KRI contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                  3.13.(d)(xxv) Except to the extent required under ERISA
         SECTION 601 et seq. and IRC SECTION 4980B, KRI does not provide health or welfare benefits for any retired or former employee nor is KRI obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                      3.13.(d)(xxvi) KRI has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                  3.13.(d)(xxvii) Shareholders and KRI have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

                  3.13.(d)(xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of KRI will be non-deductible to KRI or subject to tax under IRC Section 280G or Section 4999; nor will KRI be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                  3.13.(d)(xxix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

              3.14.(a) Except as set forth in the Disclosure Letter:

                  3.14.(a)(i) KRI is, and at all times since December 31, 1996 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  3.14.(a)(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by KRI of, or a failure on the part of KRI to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of KRI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  3.14.(a)(iii) KRI has not received, at any time since December 31, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of KRI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

              3.14.(b) The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by KRI or that otherwise relates to the business of, or to any of the assets owned or used by, KRI, including without limitation the appraiser license held by certain employees of KRI. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect. Except as set forth in the Disclosure Letter:

                  3.14.(b)(i) KRI and the applicable appraiser employee of KRI is, and at all times since December 31, 1996 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter including with respect to each employee appraiser holding an appraiser's license the Uniform Standards Professional Appraisal Practice;

                  3.14.(b)(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Disclosure Letter;

                  3.14.(b)(iii) Neither KRI nor any appraiser employee has received, at any time since December 31, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  3.14.(b)(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies.

                  The Governmental Authorizations listed in the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit KRI to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit KRI to own and use its assets in the manner in which it currently owns and uses such assets.

         3.15. LEGAL PROCEEDINGS; ORDERS.

              3.15.(a) Except as set forth in the Disclosure Letter, there is no pending Proceeding:

                  3.15.(a)(i) that has been commenced by or against KRI or that otherwise relates to or may affect the business of, or any of the assets owned or used by, KRI; or

                  3.15.(a)(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                  To the Knowledge of Shareholders and KRI, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Shareholders have delivered to Buyer's counsel copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. The Proceedings listed in the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of KRI.

              3.15.(b) Except as set forth in the Disclosure Letter:

                  3.15.(b)(i) there is no Order to which KRI, or any of the assets owned or used by KRI, is subject;

                  3.15.(b)(ii) no Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, KRI; and

                  3.15.(b)(iii) no officer, director, agent, or employee of KRI is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of KRI.

         3.15.(c) Except as set forth in the Disclosure Letter:

                  3.15.(c)(i) KRI is, and at all times since December 31, 1996 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  3.15.(c)(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which KRI, or any of the assets owned or used by KRI, is subject; and

                  3.15.(c)(iii) KRI has not received, at any time since December 31, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which KRI, or any of the assets owned or used by KRI, is or has been subject.

         3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in the Disclosure Letter, since the date of the Balance Sheet, KRI has conducted its business only in the Ordinary Course of Business and there has not been any:

              3.16.(a) change in KRI's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of KRI; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by KRI of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

              3.16.(b) amendment to the Organizational Documents of KRI;

              3.16.(c) payment or increase by KRI of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

              3.16.(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of KRI;

              3.16.(e) damage to or destruction or loss of any asset or property of KRI, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of KRI, taken as a whole;

              3.16.(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to KRI of at least $5,000;

              3.16.(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of KRI or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of KRI, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

              3.16.(h) cancellation or waiver of any claims or rights with a value to KRI in excess of $5,000;

              3.16.(i) material change in the accounting methods used by KRI; or

              3.16.(j) agreement, whether oral or written, by KRI to do any of the foregoing.

         3.17. CONTRACTS; NO DEFAULTS.

              3.17.(a) The Disclosure Letter contains a complete and accurate list, and Shareholders have delivered to Buyer true and complete copies, of:

                  3.17.(a)(i) each Applicable Contract that involves performance of services or delivery of goods or materials by KRI of an amount or value in excess of $1,000;

                  3.17.(a)(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to KRI of an amount or value in excess of $1,000;

                  3.17.(a)(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of KRI in excess of $1,000;

                  3.17.(a)(iv) each lease (other than real property leases or subleases), rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including, without limitation, automobiles (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

                  3.17.(a)(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  3.17.(a)(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  3.17.(a)(vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by KRI with any other Person;

                  3.17.(a)(viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of KRI or any Affiliate of KRI or limit the freedom of KRI or any Affiliate of KRI to engage in any line of business or to compete with any Person;

                  3.17.(a)(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  3.17.(a)(x) each power of attorney that is currently effective and outstanding;

                  3.17.(a)(xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by KRI to be responsible for consequential damages;

                  3.17.(a)(xii) each Applicable Contract for capital expenditures in excess of $1,000;

                  3.17.(a)(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by KRI other than in the Ordinary Course of Business; and

                  3.17.(a)(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

              3.17.(b) Except as set forth in the Disclosure Letter:

                  3.17.(b)(i) neither Shareholder (and no Related Person of either Shareholder) has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by KRI; and

                  3.17.(b)(ii) no officer, director, agent, employee, consultant, or contractor of KRI is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of KRI, or (B) assign to KRI or to any other Person any rights to any invention, improvement, or discovery.

              3.17.(c) Except as set forth in the Disclosure Letter, each Contract identified or required to be identified in the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

              3.17.(d) Except as set forth in the Disclosure Letter:

                  3.17.(d)(i) KRI is, and at all times since December 31, 1996 has been, in full compliance with all applicable terms and requirements of each Applicable Contract;

                  3.17.(d)(ii) each other Person that has or had any obligation or liability under any Applicable Contract, and at all times since December 31, 1996 has been, in full compliance with all applicable terms and requirements of such Applicable Contract;

                  3.17.(d)(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give KRI or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  3.17.(d)(iv) KRI has not given to or received from any other Person, at any time since December 31, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

              3.17.(e) Except as set forth in the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to KRI under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

              3.17.(f) Any Contracts relating to the sale, design, manufacture, or provision of products or services by KRI has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18. INSURANCE. The Disclosure Letter contains a complete and accurate list, and Shareholders have delivered to Buyer true and correct copies of all policies of insurance currently in effect to which KRI is a party. KRI currently maintains in full force and effect all insurance policies reasonably necessary for the conduct of KRI's business or the ownership of KRI's equipment. KRI is not in default of any provisions of its insurance policies, has paid all premiums due thereunder and has not failed to present any notice or material claim thereunder in a timely fashion. The Disclosure Letter sets forth a complete and accurate list of any claims made under any such insurance policies.

         3.19. ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure
Letter:

              3.19.(a) KRI is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No material expenditures are required to be made by the KRI in order to comply with any Environmental Laws.

         3.20. EMPLOYEES.

              3.20.(a) The Disclosure Letter contains a complete and accurate list of the following information for each employee or director of KRI, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under KRI's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

              3.20.(b) No employee or director of KRI is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of KRI, or (ii) the ability of KRI to conduct its business, including any proprietary rights agreement with Shareholders or KRI by any such employee or director. To Shareholders' Knowledge, no director, officer, or other key employee of KRI intends to terminate his employment with KRI.

              3.20.(c) The Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of KRI, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21. LABOR RELATIONS; COMPLIANCE. KRI has not been or is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting KRI relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organiza tional activity, or other labor or employment dispute against or affecting KRI or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by KRI, and no such action is contemplated by KRI. KRI has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. KRI is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22. INTELLECTUAL PROPERTY.

              3.22.(a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes the following:

                  3.22.(a)(i) the name "Kushner & Robertson", all fictional business names, including without limitation, "Hacienda Property Valuation", ["Hacienda Appraisal Review" and California Residential,"] trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  3.22.(a)(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  3.22.(a)(iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  3.22.(a)(iv) [intentionally omitted]; and

                  3.22.(a)(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by KRI as licensee or licensor.

              3.22.(b) Agreements -- The Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which KRI is a party or by which KRI is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which KRI is the licensee. There are no outstanding and, to Shareholders' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

              3.22.(c) Know-How Necessary for the Business

                  3.22.(c)(i) The Intellectual Property Assets are all those necessary for the operation of KRI's business as it is currently conducted. KRI is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  3.22.(c)(ii) Except as set forth in the Disclosure Letter, all former and current employees of KRI have executed written Contracts with KRI that assign to KRI all rights to any inventions, improvements, discoveries, or information relating to the business of KRI. No employee of KRI has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than KRI.

              3.22.(d) KRI has no Patents.

              3.22.(e) Trademarks

                  3.22.(e)(i) The Disclosure Letter contains a complete and accurate list and summary description of all Marks. KRI is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  3.22.(e)(ii) [intentionally omitted].

                  3.22.(e)(iii) [intentionally omitted].

                  3.22.(e)(iv) To Shareholders' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  3.22.(e)(v) No Mark is infringed or, to Shareholders' Knowledge, has been challenged or threatened in any way. To Shareholder's Knowledge, none of the Marks used by KRI infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

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              3.22.(f) Copyrights.

                  3.22.(f)(i) The Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. KRI is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  3.22.(f)(ii) No Copyright is infringed or, to Shareholders' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

              3.22.(g) Trade Secrets

                  3.22.(g)(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  3.22.(g)(ii) Shareholders and KRI have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  3.22.(g)(iii) KRI has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Shareholders' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than KRI) or to the detriment of KRI. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23. DISCLOSURE.

              3.23.(a) No representation or warranty of Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

              3.23.(b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

              3.23.(c) There is no fact known to any Shareholder that has specific application to either Shareholder or KRI (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of KRI that has not been set forth in this Agreement or the Disclosure Letter.

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

         3.24. RELATIONSHIPS WITH RELATED PERSONS. No Shareholder or any Related Person of Shareholders or of KRI has, or since December 31, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to KRI's business. Except as set forth in the Disclosure Letter, no Shareholder or any Related Person of Shareholders or KRI is, or since December 31, 1996 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with KRI, or (ii) engaged in competition with KRI with respect to any line of the products or services of KRI (a "Competing Business") in any market presently served by KRI except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in the Disclosure Letter, no Shareholder or any Related Person of Shareholders or KRI is a party to any Contract with, or has any claim or right against, KRI.

         3.25. BROKERS OR FINDERS. Except with respect to the services of John Taylor, Shareholders, KRI and their agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.26. INVESTMENT INTENT. Shareholders are acquiring the shares of Buyer's common stock constituting the Stock Consideration for their own account and not with a view to the distribu tion of such shares within the meaning of
Section 2(11) of the Securities Act.

         3.27. BANK ACCOUNTS. Section 3.27 of the Disclosure Letter sets forth a complete and accurate list of each bank or financial institution in which KRI has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

         3.28. CUSTOMERS.

              3.28.(a) The Disclosure Letter sets forth an accurate and complete list of the twenty (20) largest customers of the Company, in terms of revenue during each of the 1996 and 1997 calendar years and the portion of 1998 prior to the date of this Agreement (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer;

              3.28.(b) Except as set forth in the Disclosure Letter, since June 1, 1996 there has not been any adverse change in the business relationship, and there has been no material dispute, between KRI and any Major Customer.

              3.28.(c) Except as set forth in the Disclosure Letter, neither KRI nor any Shareholder has Knowledge of a Major Customer's intention to discontinue or substantially reduce doing business with KRI after the Closing nor has any such elimination or diminution in business been Threatened.

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

         3.29. IMPROPER AND OTHER PAYMENTS. Except as set forth on the Disclosure Letter, (a) neither KRI, nor any Shareholder, director, officer, employee, agent or representative of KRI nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made by KRI, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made and (d) the internal accounting controls of the Company are adequate to detect any of the foregoing.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in the disclosure letter dated the date hereof delivered to each Shareholder (the "Buyer's Disclosure Letter"), Buyer represents and warrants to Shareholders as follows:

         4.1. CORPORATE STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Georgia. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted, to execute, deliver and perform this Agreement and any other agreement to which Buyer is a party, the execution and delivery of which is contemplated hereby. Buyer is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects, or financial condition. Every jurisdiction where the Buyer is qualified as a foreign corporation to transact business is listed in the Buyer's Disclosure Letter.

         4.2. AUTHORITY; NO CONFLICT.

              4.2.(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Shareholders' Agreement and the Custodial Agreement (the "Buyer's Closing Documents") and to perform its obligations under this Agreement and the Buyer's Closing Documents.

              4.2.(b) Except as set forth in Buyer's Disclosure Letter, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  4.2.(b)(i) any provision of Buyer's Organizational Documents;

                  4.2.(b)(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  4.2.(b)(iii) any Legal Requirement or Order to which Buyer may be subject; or

                  4.2.(b)(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

                  Except as set forth in Buyer's Disclosure Letter, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3. CAPITALIZATION. As of June 12, 1998, the authorized equity securities of the Buyer consist of [i] 6,000,000 shares of Class A Common Stock, par value $.01 per share, of which 3,298,759 shares are issued and outstanding, [ii] 500,000 shares of Class B Common Stock, par value $.01 per share, or which 59,573 shares are issued and outstanding, [iii] 2,500,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding, and [iv] 420,000 shares of Class A Convertible Preferred Stock, no par value per share, of which 420,000 shares are issued and outstanding. As of June 12, 1998, the outstanding shares of capital stock of the Buyer are owned by the stockholders and in the amounts specified in Buyer's Disclosure Letter. Upon consummation of Buyer's equity offering, the authorized equity securities of Buyer and the outstanding shares of capital stock of Buyer are owned by the stockholders and in the amounts specified in Buyer's Disclosure Letter. Except as set forth in the Buyer's Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Buyer. All of the outstanding equity securities of Buyer have been duly autho rized and validly issued and are fully paid and nonassessable. Other than this Agreement and except as set forth in the Buyer's Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Buyer. None of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act or any other Legal Requirement. Buyer does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         4.4. FINANCIAL STATEMENTS. Buyer has delivered to Shareholders: (a) balance sheets of Buyer as at December 31 in each of the years 1995 through 1996, and the related state ments of income, changes in Stockholders' Equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young, independent certified public accountants for 1995 and Coopers & Lybrand, independent certified public accountants for 1996, (b) a balance sheet of Buyer as at December 31, 1997 (including the notes thereto), and the related statements of income, changes in Stockholders' Equity, and cash flow for the fiscal year then ended, together with the report thereon of Coopers & Lybrand, independent certified public accountants, and (c) an unaudited consolidated balance sheet of Buyer as at April 30, 1998 and the related unaudited consolidated statements of income, changes in Stockholders' Equity, and cash flow for the four (4) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in Stockholders' Equity, and cash flow of Buyer as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Buyer are required by GAAP to be included in the consolidated financial statements of Buyer.

         4.5. NO CONFLICT. The execution and delivery of this Agreement and any ancillary agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Buyer's Articles of Incorporation or Bylaws, or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer, or Buyer's properties or assets.

         4.6. COMPLIANCE. Buyer is not in violation or default of any provision of its Articles of Incorporation or Bylaws or in any respect of any provision of any material contract or other items listed in the Buyer's Disclosure Letter.

         4.7. SUBSIDIARIES. Except for the Contemplated Transactions under this Agreement, Buyer does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Buyer is not a participant in any joint venture, partnership or similar arrangement.

         4.8. CONSENTS. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, which has not already been obtained, except for such filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

         4.9. INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES. Except as and to the extent reflected and adequately reserved against in the Buyer's financial statements, as of the Closing Date, Buyer has no direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, undertakings, chattel mortgages or other security arrangements with any bank, financial institution or other third party, and Buyer will not have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.

         4.10. TITLE TO PROPERTY AND ASSETS; LEASES.

              4.10.(a) Buyer is not bound or committed to make any capital improvement or expenditure with respect to its owned or leased personal property.

              4.10.(b) Buyer owns no real property in fee simple. Buyer has good, valid and marketable title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable. With respect to the property and assets that it leases, Buyer is in compliance with such leases and, to Buyer's knowledge, holds a valid leasehold interest free and clear of any liens, claims and encumbrances. All properties and assets of Buyer are in the possession or control of Buyer, and no other person is entitled to possession of any such properties and assets.

         4.11. LEGAL PROCEEDINGS. Except as set forth in Buyer's Disclosure Letter or which are not material to Buyer, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer or against any asset, interest or right of Buyer or which questions the validity of the transactions contemplated by this Agreement and Buyer knows of no facts which may constitute a basis therefor.

         4.12. ENVIRONMENTAL MATTERS. Buyer is not in violation of any applicable Environmental Laws, and, as of the date hereof no material expenditures are required to be made by Buyer in order to comply with any of the Environmental Laws.

         4.13. LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Except as set forth in the Buyer's Disclosure Letter, Buyer holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of Buyer's business and is in compliance with the terms thereof. Buyer has complied with and is not in any default under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failures to comply.

         4.14. EMPLOYEE BENEFIT PLANS. Except as set forth in the Buyer's Disclosure Letter, Buyer has no employee benefit plans including any profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Buyer (collectively "Benefit Plans"), or any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Buyer and any officer, director or employee of Buyer. Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws.

         4.15. LABOR RELATIONS.

              4.15.(a) Buyer is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

              4.15.(b) There is no unfair labor practice charge or complaint or any other matter against or involving Buyer pending or, to Buyer's knowledge, threatened before the National Labor Relations Board or any court of law;

              4.15.(c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Buyer's knowledge, threatened against Buyer;

              4.15.(d) Buyer is not a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

              4.15.(e) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to Buyer's knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Buyer. There have been no governmental audits of the equal employment opportunity practices of Buyer and, to Buyer's knowl edge, no basis for any such claim exists; and

         4.16. INSURANCE. Buyer's Disclosure Letter sets forth a list of all insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets and business of Buyer ("Buyer Insurance"). Buyer is not liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are legal, valid and enforceable and in full force and effect and Buyer is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy received any notice of premium increases or cancellations with respect to any of such policies and bonds. Buyer believes the amount and type of Buyer Insurance coverage is adequate for Buyer's business and is consistent with good business practice.

         4.17. TAX MATTERS. Buyer has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all respects. Buyer has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of Buyer that arise in connection with any failure (or alleged failure) to pay any tax. Buyer has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No deficiencies for any taxes have been proposed, asserted or assessed against Buyer that are not adequately reserved for.

         4.18. PATENTS AND TRADEMARKS. Buyer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Buyer's Disclosure Letter sets forth a complete list of the Buyer's copyrights and trademarks. Except for agreements with its own employees or consultants and standard end-user license agreements, if any, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Buyer bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. Buyer has not received any communications alleging that Buyer has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. Buyer is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Buyer or that would conflict with Buyer's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Buyer's business by the employees of Buyer, nor the conduct of Buyer's business as proposed, will, to Buyer's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. Buyer does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Buyer. Each independent contractor, employee and/or officer of Buyer who or which has contributed to the development of the Computer Software has executed proprietary information/confidentiality agreements.

         4.19. RELATED-PARTY TRANSACTIONS. Except as set forth in Buyer's Disclosure Letter, no employee, officer, or director of Buyer, or member of his or her immediate family is indebted to Buyer, nor is Buyer indebted (or committed to make loans or extend or guarantee credit) to any of them. To Buyer's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation that competes with Buyer, except that employees, officers, or directors of Buyer, and members of their immediate families may own stock in publicly traded companies that may compete with Buyer. Except as set forth in Buyer's Disclosure Letter, no employee, officer or director of Buyer, or, to Buyer's knowledge, any member of their immediate families is, directly or indirectly, interested in any material contract with Buyer. For purposes of this Agreement, Buyer shall be deemed to have knowledge of a fact, event, condition, matter or situation if any of Buyer's officers or directors are consciously aware of such fact, event, condition, matter or situation, as appropriate.

         4.20. SOFTWARE PRODUCTS. Buyer has received no customer complaints concerning alleged defects in its computer appraisal software products, including, without limitation, ValuExpress (collectively, the "Computer Software") that, if true, would materially adversely affect the operations or financial condition of Buyer.

         4.21. [Intentionally Omitted].

         4.22. MATERIAL FACTS. Buyer has provided each Shareholder with all the information reasonably available to it that such Shareholder has requested for deciding whether to acquire the shares needed. This Agreement and the documents or written statements furnished by Buyer to Shareholders in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         4.23. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.24. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.25. BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         SECTION 5. COVENANTS OF SHAREHOLDERS PRIOR TO CLOSING DATE

         5.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Shareholders will, and will cause KRI and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to KRI's personnel, properties contracts, books and records, and other documents and data, (b) furnish Buyer and Buyers's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyers's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Buyer will (a) afford Shareholders and their Representatives (collectively, "Shareholders' Advisors") full and free access to Buyer's personnel, properties, contracts, books and records, and other documents and data and (b) furnish Shareholders and Shareholder's Advisors with copies of all such contracts, books and records, and other existing documents and data as Shareholders may reasonably request, and (c) furnish Shareholders and Shareholders Advisors with such additional financial, operating, and other data and information as Shareholders may reasonably request.

         5.2. OPERATION OF THE BUSINESSES OF KRI. Between the date of this Agreement and the Closing Date, Shareholders will, and will cause KRI to:

              5.2.(a) conduct the business of KRI only in the Ordinary Course of Business;

              5.2.(b) use their Best Efforts to preserve intact the current business organization of KRI, keep available the services of the current officers, employees, and agents of KRI, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with KRI;

              5.2.(c) confer with Buyer concerning operational matters of a material nature; and

              5.2.(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of KRI.

         5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Shareholders will not, and will cause KRI not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

         5.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Shareholders will, and will cause KRI to, make all filings required by Legal Require ments to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Shareholders will, and will cause KRI to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

         5.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, each Shareholder will promptly notify Buyer in writing if such Shareholder or KRI becomes aware of any fact or condition that causes or constitutes a Breach of any of Shareholders' representations and warranties as of the date of this Agreement, or if such Shareholder or KRI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Shareholders will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Shareholder will promptly notify Buyer of the occurrence of any Breach of any covenant of Shareholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

         5.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Shareholders will cause all indebtedness owed to KRI by any Shareholder or any Related Person of either Shareholder to be paid in full prior to Closing.

         5.7. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Shareholders will not, and will cause KRI and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of KRI, or any of the capital stock of KRI, or any merger, consolidation, business combination, or similar transaction involving KRI.

         5.8. BEST EFFORTS. Between the date of this Agreement and the Closing Date, KRI and Shareholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         SECTION 6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         SECTION 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1. ACCURACY OF REPRESENTATIONS.

              7.1.(a) Each of the representations and warranties of Shareholders and KRI in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         7.2. SHAREHOLDERS' PERFORMANCE.

                  Each of the covenants and obligations that Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with in all material respects.

         7.3. CONSENTS. Each of the Consents identified in the Disclosure Letter, and each Consent identified in Buyer's Disclosure Letter, must have been obtained and must be in full force and effect.

         7.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

              7.4.(a) an opinion of Strategic Law Partners, KRI's and Shareholders' counsel, dated the Closing Date, in the form of Exhibit 7.4(a);

              7.4.(b) estoppel certificates executed on behalf of lessors and sublessors to any real estate leases constituting Applicable Contracts dated as of a date not more than five (5) days prior to the Closing Date.

              7.4.(c) the documents required to be delivered by Shareholders and KRI pursuant to Section 2.4; and

              7.4.(d) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of Shareholders' representations and warranties, (iii) evidencing the performance by each Shareholder of, or the compliance by each Shareholder with, any covenant or obligation required to be performed or complied with by such Shareholder, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or
(v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceed ing (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6. NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, KRI, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.7. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         7.8. EQUITY FINANCING. Buyer shall have consummated an offering of its common shares, with net proceeds to the Buyer of at least $4.6 million and otherwise on terms and conditions, satisfactory to Buyer.

         SECTION 8. CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATION TO CLOSE

         Shareholders' obligation to sell the Shares and to take the other actions required to be taken by Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

         8.1. ACCURACY OF REPRESENTATIONS. Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2. BUYER'S PERFORMANCE.

                  8.2.(a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                  8.2.(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(c)(i).

         8.3. CONSENTS. Each of the Consents identified in the Buyer's Disclosure Letter must have been obtained and must be in full force and effect.

         8.4. ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Shareholders:

              8.4.(a) an opinion of Wyatt, Tarrant & Combs, Buyer's counsel, dated the Closing Date, in the form of Exhibit 8.4(a); and

              8.4.(b) such other documents as Shareholders may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5. NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Shareholders to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         SECTION 9. TERMINATION

         9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

              9.1.(a) by either Buyer or Shareholders if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

              9.1.(b) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Shareholders, if any of the conditions in
Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders to comply with their obligations under this Agreement) and Shareholders have not waived such condition on or before the Closing Date;

              9.1.(c) by mutual consent of Buyer and Shareholders; or

              9.1.(d) by either Buyer or Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obliga tions under this Agreement) on or before July 31, 1998, or such later date as the parties may agree upon.

         9.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         SECTION 10. INDEMNIFICATION; REMEDIES

         10.1. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.
All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(vi), and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of three (3) years, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever; provided, however, any claims for fraud or intentional breach shall survive indefinitely. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SHAREHOLDERS. Shareholders, jointly and severally, will indemnify and hold harmless Buyer, KRI, and their respective Representatives, stockholders, controlling persons, and affiliates (except Shareholders) (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

              10.2.(a) any Breach of any representation or warranty made by Shareholders in this Agreement or any other certificate or document delivered by Shareholders pursuant to this Agreement;

              10.2.(b) any Breach by KRI or any Shareholder of any covenant or obligation of such Shareholder in this Agreement;

              10.2.(c) [intentionally omitted]

              10.2.(d) any claim by John Taylor or by any other Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of Shareholders or KRI (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

              10.2.(e) the fees or other amounts owed to James K. Baer, Esq., Strategic Law Partners or other professional advisors rendered or alleged to have been rendered to Shareholders or KRI in connection with any of the Contemplated Transactions.

                  The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Shareholders, and will pay to Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with:

                  10.3.(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any other certificate or document delivered by Buyer pursuant to this Agreement;

                  10.3.(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or

                  10.3.(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.4. LIMITATIONS ON INDEMNIFICATION. Notwithstanding any provision to the contrary contained herein, no party shall have liability to another under these indemnification provisions unless the Damages on a cumulative basis exceed $50,000 after which time the indemnified party shall be entitled to recover all Damages without regard to such $50,000 threshold amount; provided that this
Section 10.4 shall not apply to any intentional misrepresentation or fraud or with respect to Section 10.2(d) and 10.2(e) or breach of Shareholders' representations and warranties contained in Section 3.3. In addition, subject to the foregoing proviso, a party's liability hereunder shall not exceed, in the aggregate, $3,000,000.

         10.5. PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

              10.5.(a) Promptly after receipt by an indemnified party under
Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

              10.5.(b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

              10.5.(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnifica tion under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

              10.5.(d) Shareholders and Buyer hereby consent to the non-exclusive juris diction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Shareholders or Buyer, as applicable, with respect to such a claim anywhere in the world.

         10.6. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         SECTION 11. GENERAL PROVISIONS

         11.1. EXPENSES; TERMINATION FEE. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transac tions, including all fees and expenses of agents, representatives, counsel, and accountants; provided that Shareholders will cause KRI not to incur any out-of-pocket expenses in connection with this Agreement or the Contemplated Transactions, including, without limitation, brokers', legal, accounting or other similar fees and expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Moreover, if KRI or any Shareholder deliberately breaches a representation or warranty or fails to perform a covenant under this Agreement with intent to sell or to consider selling all or part of the assets or stock of KRI to another Person (besides Buyer), KRI and Shareholders, jointly and severally, shall pay to Buyer upon demand a fee of $1,000,000, plus all out-of-pocket expenses of Buyer incurred in connection with this Agreement and the Contemplated Transactions.

         11.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Shareholders shall, and shall cause KRI to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Shareholders and Buyer will consult with each other concerning the means by which KRI's employees, customers, and suppliers and others having dealings with KRI will be informed of the Contemplated Transac tions, and Buyer will have the right to be present for any such communication.

         11.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and

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

advisors of Buyer and KRI to maintain in confidence, any written, oral, or other information obtained in confidence from another party or KRI in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

                  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request and each party shall use its Best Efforts to maintain the confidentiality of any trade secrets or other confidential information obtained.

         11.4. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SHAREHOLDERS:                       Michael Robertson
                                    Hacienda Property Valuation
                                    2340 Santa Rita Road, Suite 6
                                    Pleasanton, CA 94566
                                    Facsimile No.: (510) 426-5303

                                    Jeremy McCarty
                                    Hacienda Property Valuation
                                    2340 Santa Rita Road, Suite 6
                                    Pleasanton, CA 94566
                                    Facsimile No.: (510) 426-5303

                                    Joseph Mathews
                                    Hacienda Property Valuation
                                    2340 Santa Rita Road, Suite 6
                                    Pleasanton, CA 94566
                                    Facsimile No.: (510) 426-5303

                                    James Sulger
                                    Hacienda Property Valuation
                                    2340 Santa Rita Road, Suite 6
                                    Pleasanton, CA 94566
                                    Facsimile No.: (510) 426-5303

COMPANY:                            Michael Robertson
                                    Hacienda Property Valuation
                                    2340 Santa Rita Road, Suite 6
                                    Pleasanton, CA 94566
                                    Facsimile No: (510) 426-5303

with a copy to:                     Strategic Law Partners
                                    Suite 3950
                                    333 South Grand Avenue
                                    Los Angeles, CA  90071
                                    Attention:  James K. Baer, Esq.
                                    Fax:  (213) 617-8961

Buyer:                              Premier Appraisals, Inc.
                                    Suite 1220
                                    12 Perimeter Center East
                                    Atlanta, Georgia 30346
                                    Attention:  Michael W. Mattox
                                    Facsimile No.: (770) 804-1997

with a copy to:                     Wyatt, Tarrant & Combs
                                    2800 Citizens Plaza
                                    Louisville, Kentucky 40202
                                    Attention: Patrick W. Mattingly, Esq.
                                    Facsimile No.: (502) 589-0309

         11.5. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of Dekalb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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

         11.6. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Term Sheet between Buyer and Shareholders dated APRIL 2, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.9. DISCLOSURE LETTER.

              11.9.(a) The disclosures in the Disclosure Letter and the Buyer's Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

              11.9.(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter or the Buyer's Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter or the Buyer's Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11. SEVERABILITY. If any provision of this Agreement is held invalid or unenforce able by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14. GOVERNING LAW. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

         11.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         SECTION 12. NON-COMPETITION

         12.1. NON-COMPETITION AGREEMENT. Each of the Shareholders agrees that from and after the Closing Date until the later of (i) five (5) years after the Closing Date or (ii) two (2) years after the date his employment by KRI, Buyer or another Subsidiary of Buyer terminates (the later of such dates being referred to herein as the "ENDING DATE" and the period beginning the Closing Date and ending on the Ending Date, being referred to herein as the "NON-COMPETITION PERIOD"), neither he nor any of his Affiliates will, directly or indirectly:

              12.1.(a) except as an officer or employee of KRI, Buyer or other Subsidiary of Buyer engage in, control, advise, manage, serve as a director, officer or employee of, act as a

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

consultant to, receive any economic benefit from or exert any influence upon, any business which conducts activities in the United States that are similar to those conducted by KRI or Buyer;

              12.1.(b) except in connection with any duties as an officer or employee of KRI, Buyer, or other subsidiary of Buyer, solicit, divert or attempt to solicit or divert any party who is, was or was solicited to become, a customer or supplier of the Buyer at any time prior to the Closing Date;

              12.1.(c) employ, solicit for employment or encourage to leave their employment, any person who was during the one-year period prior to such employment, solicitation or encouragement or is an officer or employee of KRI, Buyer or other subsidiary of Buyer;

              12.1.(d) avail himself of or invest in any business opportunity which is related to the activities conducted by KRI or Buyer, and which came to his attention prior to the Ending Date,

              12.1.(e) disturb, or attempt to disturb, any business relationship between any third party and KRI or Buyer; or

              12.1.(f) make any statement to any third party, including the press or media, likely to result in adverse publicity for KRI or Buyer.

For purposes of this Section, the term "directly or indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person.

         12.2. SPECIFIC PERFORMANCE. Each of the Shareholders recognizes and affirms that in the event of breach by any of them of any of the provisions of this Section, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, each of the Shareholders agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and their obligations under this Section not only by an action or actions for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future of the provisions of this Section (including the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 12 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any of the Shareholders of any of the provisions of this Section 12, the running of the Non-Competition Period (but not of the Principals' obligations under this Section 12) shall be suspended with respect to the Shareholders during the continuance of any actual breach or violation. If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that said bond need not exceed the sum of $1,000.

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

         12.3. SEVERABILITY. If at any time any of the provisions of this
Section 12 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 12 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Shareholders expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         12.4. NO LIMITATION OF OTHER PROVISIONS. The provisions of this Section 12 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by any Shareholder.

         SECTION 13. MISCELLANEOUS SHAREHOLDERS' PROVISIONS

         13.1. E&O TAIL COVERAGE. Buyer shall provide for the benefit of each Shareholder for a period of five (5) years after the Closing Date errors and omissions "tail coverage" on a "claims made" basis for periods prior to the Closing Date and otherwise on the same terms, conditions and coverages as Buyer's regular E&O policy.

         13.2. INDEMNITY FOR PERSONAL LIABILITY ON OFFICE LEASES. KRI shall indemnify and hold Michael Robertson and any other Shareholder harmless from any liability, loss, cost or expense arising out of or relating to the office leases set forth in the Disclosure Letter and in connection with any primary obligation of Michael Robertson or any other Shareholder or guarantee of KRI's performance of any such lease by Michael Robertson or any other Shareholder.

         13.3. WAIVER OF KRI SHAREHOLDERS' AGREEMENT. Each of KRI and the Shareholders waive any rights it or he may have under the Shareholders Agreement dated August 1, 1997 or similar agreement related to rights of first refusal or otherwise and hereby terminate any such agreement effective as of and simultaneously with the consummation of the transaction contemplated by this Agreement.

                                  [END OF TEXT]

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

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                            BUYER:

                            PREMIER APPRAISALS, INC.

                            By:
                               ------------------------------------
                            Title:
                                  ---------------------------------

                            SHAREHOLDERS:

                            ---------------------------------------
                            MICHAEL ROBERTSON

                            ---------------------------------------
                            JEREMY MCCARTY

                            ---------------------------------------
                            JOSEPH MATHEWS

                            ---------------------------------------
                            JAMES SULGER

                            KRI:

                            KUSHNER & ROBERTSON, INC.

                            By:
                               ------------------------------------
                            Title:
                                  ---------------------------------

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